EXHIBIT 99.1

NEWS RELEASE	August 14, 2026

FSI ANNOUNCES SECOND QUARTER, 2026 FINANCIAL RESULTS

A Conference call is scheduled for Monday, AUGUST 17, 2026 11:00am Eastern Time

See dial in number below

TABER, ALBERTA, August 14, 2026 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. FSI is also increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces financial results for second quarter ended June 30, 2026.

Mr. Daniel B. O’Brien, CEO, states, “This quarter shows the costs of scaling the food grade contracts while the revenue from scaling is not yet fully evident. It also shows the last of the training and development costs in our Panama plant, again, with the revenue lagging the costs. Also, Q2 is the weakest quarter for our ENP division. Finally, the year earlier period had a $2.5 million R&D payment that was not repeated in this year.”

Mr. O’Brien continues, “We rarely give forward guidance. However, we would like to disclose; that we hope the Panama division will contribute $3 million in revenue in Q3, that we hope that ENP division revenue will exceed $5 million for the coming quarter and hope that, the NanoChem division will continue to scale the food product contracts resulting in NanoChem revenue exceeding $4 million in Q3.”

●	Sales for the second quarter (Q2) were $7,610,148 down approximately 14% when compared to sales of $8,867,132 in the corresponding period a year ago.

●	Q2, 2026 net loss was $1,912,967, or ($0.15) compared to a net income of $2,028,912, or $0.16 per share, in Q2, 2025.

●	Basic weighted average shares used in computing earnings per share amounts were 12,744,311 and 12,647,532 for Q2, 2026 and Q2, 2025 respectively. See the financials for diluted share count.

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions. More recently, opportunities in the food and nutrition supplement manufacturing markets have emerged.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Monday August 17th, 2026. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-999-5318 (or 1-848-280-6460) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/or call title Flexible Solutions International – Second Quarter, 2026 Financials may be requested

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

consolidated Statement of Operations

For Three Months Ended June 30, 2026 and 2025

	THREE MONTHS ENDED June 30
	2026	2025
Revenue from product sales	$7,610,148	$8,867,132
Income (loss) before income tax – GAAP	$(2,339,928)	$3,161,390
Provision for Income tax (expense) benefit – net - GAAP	$474,397	$(1,016,156)
Net income (loss) - GAAP	$(1,912,967)	$2,028,912
Net income (loss) per common share – basic. – GAAP	$(0.15)	$0.16
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,744,311	12,647,532

Notes to the financials

The Company will no longer be providing any non-GAAP numbers or calculations.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.